Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-155364 on Form S-3 and in the Registration Statements No. 333-58298, No. 333-129152, and No. 333-147448 on Form S-8, of our reports dated February 27, 2009 relating to the consolidated financial statements and consolidated financial statement schedule of Orient-Express Hotels Ltd. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Orient-Express Hotels Ltd. and subsidiaries for the year ended December 31, 2008.

/s/ Deloitte LLP

London, England
February 27, 2009